UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act
Date of Report: December 11, 2014
(Date of Earliest Event Reported)

IGI LABORATORIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-08568	01-0355758
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
105 Lincoln Avenue Buena, New Jersey 08310
(Address of principal executive offices)

(856) 697-1441
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01          Other Events

On December 11, 2014, IGI Laboratories, Inc. (the “Company”), issued a press release announcing that it had priced $125 million in aggregate principal amount of its 3.75% Convertible Senior Notes due 2019 (the “Notes”) in a private placement. The Company also announced in its press release that the Company has granted to the initial purchasers of the Notes a 30-day option to purchase up to an additional $18.75 million aggregate principal amount of the Notes. The Notes will be offered by the initial purchasers only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).

The sale of the Notes is expected to settle on December 16, 2014, subject to the satisfaction of customary closing conditions, and is expected to result in approximately $120.5 million net proceeds to the Company, assuming no exercise of the initial purchasers’ option to purchase additional Notes, (or approximately $138.70 million if the initial purchasers exercise their option to purchase additional Notes in full) after deducting fees and the estimated offering expenses payable by the Company. The Company intends to use the net proceeds from the sale of the Notes for general corporate purposes, including, without limitation, capital expenditures and potential future acquisitions and strategic transactions. The Company has no pending agreement or understanding with respect to any such acquisition or transaction.

The Notes will be senior unsecured obligations of IGI, and will bear interest at a fixed rate of 3.75% per year, payable semiannually in arrears on June 15 and December 15 of each year, beginning on June 15, 2015. The Notes will mature on December 15, 2019, unless earlier converted, repurchased or redeemed.

The Notes will be convertible by the holders beginning on September 15, 2019, or earlier, upon specified events, and upon conversion, the holders will receive, at the Company’s option, shares of the Company’s common stock, cash or a combination thereof. However, if the Company has not received stockholder approvals to increase the number of authorized shares of the Company’s common stock and comply with certain listing standards of the NYSE MKT, the Company would be required to satisfy any conversion obligations solely in cash or, at the Company’s option subject to certain conditions and limitations, in shares of the Company’s common stock.

The Notes will be convertible at an initial conversion price of approximately $11.29 per share, which is equivalent to an initial conversion rate of 88.5716 shares per $1,000 principal amount of Notes, subject to adjustment in certain events, such as distributions of dividends or stock splits. This represents a conversion premium of approximately 27.0% over the closing price of the Company’s common stock of $8.89 per share on December 10, 2014, as reported on the NYSE MKT. Following certain corporate events that occur prior to the maturity date, IGI will increase the conversion rate for a holder who elects to convert the Notes in connection with such a corporate event in certain circumstances. Additionally, subject to certain conditions, the Company may redeem for cash any or all outstanding Notes on or after December 19, 2017 in an amount equal to the outstanding principal amount of such Notes, plus accrued and unpaid interest.

A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The Notes and the common stock that would be issuable upon conversion of the Notes, if any, have not been registered under the Securities Act, applicable state securities laws, or the securities laws of any other jurisdiction and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements. This report does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful. Any offers of the securities will be made only by means of a private offering memorandum pursuant to Rule 144A under the Securities Act.

Item 9.01          Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press release issued by IGI Laboratories, Inc. on December 11, 2014, announcing pricing of convertible senior notes due 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

IGI Laboratories, Inc.

		By:	/s/ Jenniffer Collins
Jenniffer Collins
Chief Financial Officer

Date:	December 11, 2014